UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2016 (September 7, 2016)

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GRAY TELEVISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation)	001-13796 (Commission File Number)	58-0285030 (IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, GA 30319 (Address of Principal Executive Office)

Registrant’s telephone number, including area code (404) 504 - 9828

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 7, 2016, Gray Television, Inc. (the “Company”) issued a press release (the “Pricing Press Release”) announcing the pricing of its previously announced offering of $525.0 million in aggregate principal amount of senior notes due 2024 (the “2024 Notes”) and $200.0 million in aggregate principal amount of additional 5.875% senior notes due 2026 (together with the 2024 Notes, the “Notes”), pursuant to an exemption from the registration requirements under the Securities Act of 1933. The Notes will be the Company’s senior unsecured obligations and will be guaranteed by all of the Company’s existing, and certain future, subsidiaries.

The Company intends to use the proceeds from the offering and cash on hand to complete a cash tender offer (the “Tender Offer”) for any and all of its outstanding $675.0 million aggregate principal amount 7½% Senior Notes due 2020 (the “2020 Notes”). The Company also intends to use any remaining proceeds to redeem any 2020 Notes that remain outstanding after the completion of the Tender Offer. The consummation of the offering of Notes is conditioned upon customary closing conditions.

A copy of the Pricing Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information contained in this report shall not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase and related Letter of Transmittal, which set forth the complete terms of the Tender Offer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
99.1	Press release dated September 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.

Date: September 7, 2016	By:	/s/ James C. Ryan
James C. Ryan Executive Vice President and Chief Financial Officer

EXHIBIT index

Number	Exhibit
99.1	Press release dated September 7, 2016.